UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ambarella, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Supplemental Disclosure on Advisory Say on Pay Vote © 2018 Ambarella Inc. CONFIDENTIAL May 2018

Contents Business Overview Page 3 Proxy Advisor Feedback Page 4 Compensation Highlights Based on Proxy Advisor Feedback Page 5-6 Appendix Pages 8-13 Executive Compensation Structure Page 8 Annual Incentive Page 9 Performance-Based RSUs Page 10 CEO Compensation Page 11 Compensation Governance Page 12 Board of Directors Page 13 Safe Harbor Page 14 The Compensation Committee’s objective is to align executive pay with Ambarella’s long-term success. The Committee considers seriously stockholders’ feedback on the executive pay program and has prepared this document as a basis for future engagement and constructive dialogue.

Business Overview Our long-term success requires us to develop new technologies to address our current markets as well as open up new opportunities in significantly larger markets Our current video markets are rapidly evolving from simply capturing high quality video to simultaneously capturing and analyzing the video in real time as a basis for decision making New market opportunities like automotive and robotics are rapidly incorporating video but also require the captured video stream to analyze data and enable complex decision making Incorporating the ability to analyze video in real time, also known as computer vision, into our chips is critical for our long term success We are investing heavily in computer vision technology at the expense of some short term revenue growth and profitability We estimate that approximately 60% of our current research and development is devoted to computer vision technology that will not start generating meaningful revenue until FY2020 We are focused on delivering on intermediate development milestones designed to quickly bring our computer vision technology to market and find success with customers In turn, our annual strategic goals are targeted at aggressive product execution milestones that will enable us to quickly pursue major customer design wins related to our computer vision based products

Proxy Advisor Feedback ISS Commentary Recommended vote ‘against’ Say on Pay Annual Incentive Based on objective measures Below target payout aligns with performance CEO’s opportunity decreased Operating income target below prior year Equity 50% of equity has performance conditions PSUs based on annual strategic goals Large year-over-year increase in CEO grant Reduced vesting period on RSUs of 2yrs Other Pay and performance misaligned Excise tax gross up in legacy agreements Outsized peers Glass Lewis Commentary Recommended vote ‘for’ Say on Pay Annual Incentive Performance-based Balanced with equity incentives Equity Performance-based Balanced with cash incentive plan PSUs based on annual strategic goals Reduced vesting period on RSUs of 2yrs Other Pay and performance aligned Anti-hedging policy Clawback policy Stock ownership guidelines Excise tax gross up in legacy agreements Single trigger CIC equity benefits

Compensation Highlights Based on Proxy Advisor Feedback Highlight Additional Context CEO target pay has decreased, not increased Actual CEO equity grant levels have decreased by approximately 40% since FY2016 The proxy Summary Compensation Table shows an increase in CEO equity grant levels for FY2018 due to a change in grant timing which resulted in an 18-month gap between awards We changed grant timing to manage the transition to our new, more performance-based equity structure Annual bonus was materially lower for FY2018, and the Board reduced the CEO’s share of the pool from 32% to 18% Annual incentive requires stretch performance Revenue Targets: Set higher than actual performance in the prior year, required growth in key IP security camera and automotive OEM markets Operating Income: Set lower than prior year actual performance, due in part to intentional substantial investment in computer vision technology for future growth – resulting in a reduced operating margin in the interim Annual bonus pool paid out at 48% of target in FY2018 PRSU strategic goals help position the Company for future growth and success Goals are objective, rigorous, and approved by the full Board Achievement required over one-year period with extended time-based “cliff” vesting to reflect the immediate need to enable next level of company growth Subject to a 3-year relative total shareholder return modifier The Compensation Committee believes Ambarella’s executive compensation plans align with the long-term success of the Company. Below are specific program highlights which address specific points of proxy advisor feedback. The Committee values stockholder feedback, and we hope this document provides a basis for future engagement. Additional detail can be found in the proxy statement and the appendix of this document.

Compensation Highlights Based on Proxy Advisor Feedback (cont’d) Highlight Additional Context FY2019 RSU grants vest over 3 years FY2018 RSUs vest over a two-year period to help manage the transition to longer “cliff” vesting in the PRSUs Company is returning to three-year vesting period in FY2019 The peer group is not used to directly benchmark pay levels Peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies with which Ambarella competes for customers and/or executive talent The Committee does not adhere strictly to a revenue constraint when considering peers, although the large majority of peer companies are within the ‘normal’ range of 0.5x to 2x revenue The Committee considers multiple factors when setting Named Executive Officers’ target pay. Decisions are not directly tied to the influence of the peer group: (i) salaries remained unchanged for the sixth straight year; (ii) annual incentive compensation reflects a small portion of overall compensation; (iii) target CEO equity has decreased annually since FY 2016 Double trigger CIC protection Following a change in control (CIC), or upon a qualifying termination, PRSU time-based vesting is adjusted to quarterly vesting from a 3-year “cliff” vesting schedule For other time-based equity, up to 12 months’ acceleration is provided under legacy agreements upon a qualifying termination Aside from the above points, the time-based vesting restrictions remain on all equity unless there is a qualifying termination of employment during the change in control period (double trigger) under legacy agreements

Appendix © 2018 Ambarella Inc. CONFIDENTIAL

Executive Compensation Structure Salary Annual Incentive Equity Cash Cash PRSU CEO 50% Others 30% RSU CEO 50% Others 70% No performance conditions; attracts and retains executives Operational Performance 50% Revenue 50% Operating Income Strategic objectives with relative TSR modifier Time-vested Element Vehicle Performance Characteristics CEO pay is 97% variable and 90% delivered in equity that vests on a combination of performance and service

Executive bonus pool paid out at 48% of target in FY2018 The revenue target, which was higher than actual performance in the prior year, required growth in key IP security camera and automotive OEM markets to achieve The operating income target, which was lower than actual performance in the prior year, required revenue growth while investing substantially in computer vision technology to set up the Company for future growth The board further decreased the CEO’s share of the bonus pool from 32% to 18% Annual Incentive Target FY 2018 Bonus Actual FY 2018 Bonus Pool funded at 48% of target CEO Share $160K (18% of pool) (27% of target) Total Pool $1,840K CEO Share $589K (32% of pool)

Ambarella’s Historical Monthly Average Stock Price Since IPO Performance-Based RSUs Share Price ($) FY2018 PRSUs directly tied to achieving three objectively-measured strategic priorities The annual strategic goals are targeted at aggressive product execution milestones related to our computer vision technology, and customer design wins in key automotive market 50% of target is earned for achieving each of the three following objectives (150% of target in total): Customer evaluation of computer vision technology Completing development of second generation computer vision chip Automotive end-customer design win Two of three strategic objectives were achieved in FY2018 Earned shares “cliff” vest after three years, and can increase or decrease by 25% based on relative total shareholder return performance over the full 3-year period Beginning in FY2018 the Company added PRSUs to the executive compensation program Transformation to computer vision products…

Ceo Compensation ~40% decrease in target equity Pay mix is ≈90% weighted towards equity Annual equity has decreased by approximately 40% since FY2016, and vesting is now 50% based on performance In 2017, the annual grant timing changed from the end of the fiscal year to the beginning Resulted in an 18-month gap between grants No annual equity grants made in FY2017 (only grant was a one-time option grant) Large increase reported in FY2017 to FY2018 was due to the change in grant timing FY18 increase not a result of the Committee’s approved target equity award (2019 reported equity to be determined)

Compensation Governance Stock ownership guidelines Clawback policy for performance-based compensation Double-trigger change in control provisions Retain an independent compensation consultant Anti-hedging policy Annual “say-on-pay” advisory votes Pay and performance linked with corporate performance objectives under our financial plan Substantial portion of pay is in the form of equity awards Performance based equity make up a substantial portion of annual equity awards

Overview of Directors

Ambarella™

Ambarella's Board of Directors have deep executive and Board leadership experience from tenures at diverse technology companies of various sizes

Director	Relevant Experience
Fermi Wang – 2004 (Chairman and CEO)	◆ Has served as Chairman since co-founding Ambarella in 2004 ◆ Previous CEO and co-founder at Afara Websystems
Les Kohn – 2004 (CTO)	◆ Previous CTO and co-founder at Afara, prior to acquisition by Sun ◆ Previous Chief Architect at C-Cube Microsystems
Chenming Hu – 2011	◆ Distinguished Chair Professor Emeritus and Professor in the Graduate School of Microelectronics, University of California, Berkeley ◆ CTO of TSMC, the world's largest IC foundry from 2001-2004
Christopher Paisley – 2012	◆ Dean's Executive Professor of Accounting, Leavey School of Business at Santa Clara University ◆ Previously, SVP of Finance and CFO for 3Com Corporation ◆ 15 years of outside board experience
Jeff Richardson – 2014	◆ Former Executive Vice President and Chief Operating Officer of LSI ◆ Also serves on board of Lattice Semiconductor and Volterra
Andy Verhalen – 2004	◆ General Partner at Matrix Partners ◆ Served on boards of DVC Labs, Blue Martini Software, Alteon WebSystems, Turnstone Systems, Openwave Systems, and 10 others
Hsiao-Wuen Hon – 2017	◆ Corporate VP, Asia-Pacific R&D Group Chairman of Microsoft ◆ Internationally recognized expert in speech tech and artificial intelligence

© 2018 Ambarella Inc. CONFIDENTIAL 13

Forward Looking Statements This presentation contains forward-looking statements that are not historical facts, including statements relating to our intention to accelerate development and deployment of our technologies, including computer vision functionality, our ability to generate design wins from such efforts, and our ability to generate future revenue and profits. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions, including, but not limited to, risks associated with our ability to introduce new and enhanced solutions; our ability to develop, and to generate revenue from, new advanced technologies, such as computer vision functionality; our ability to generate revenue from new customers or design wins; the commercial success of our customers’ products; our ability to anticipate future market demands and future needs of our customers; our ability to successfully enter new markets, such as the OEM automotive and robotics markets; and anticipated trends and challenges, including competition, in the markets in which we operate or seek to enter. Our actual results could differ materially from those predicted or implied. Further information on these and other factors that could affect our future results is included in our Annual Report on Form 10-K for our 2018 fiscal year filed with the Securities and Exchange Commission. Additional information will also be set forth in our future filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements made in this presentation, except as required by law. Safe Harbor